Exhibit 10.3

[Levi Strauss & Co. letterhead]

June 4, 2004

Dear Albert:

The purpose of this letter is to confirm the critical role you will play during the presentation for and completion of the sale of the Dockers® Brand (“the business”).

If the sale of the business is completed successfully in the fiscal year 2004, as measured by:

•	Dockers ® CBU equity growth vs plan,

•	An acceptable transition plan in place and executed,

•	Key project milestones achieved

•	Full compliance with confidentiality and all other provisions in this letter then, you will receive a Special Bonus award equal to 100% percentage of your base pay, or $451,000. This payment will be made 3 months after the completion of the transaction, and this payment will be subject to all applicable federal and state taxes.

Other Terms and Conditions

•	If you voluntarily resign or are involuntarily terminated for misconduct or unsatisfactory performance before the completion of the sale, you will not receive any of the Special Bonus award stated above.

•	All terms and conditions associated with compensation and benefits plans in which you are currently participating remain unchanged.

•	All other terms and conditions of employment as stated in LS&CO.’s Human Resources Policies and Procedures and Home Office Policies, including managing performance, remain in full force.

•	This arrangement, detailed above, neither changes your at-will status nor does it constitute an employment contract (written or implied). LS&CO. is an at-will employer and reserves its right to terminate your employment at any time, with or without cause and with or without notice.

•	You must keep any and all information relating to Project Blonde confidential. Achievement of your Special Bonus award requires full compliance with this material provision.

•	The terms and conditions of this offer are confidential and should not be discussed with your colleagues under any circumstances. Achievement of your Special Bonus award requires full compliance with this material provision.

•	Should any of these terms and conditions be found to be unenforceable, said term shall not be deemed to be part of the agreement. However, the remaining portions shall remain in full force and effect.

•	This Special Bonus award is contingent upon a successful completion of a sale of the Dockers® Brand in fiscal year 2004, as detailed by factors/measures outlined above. Please note that the Company, in its sole discretion, has the right to withdraw from or to not go forward with a sale of the Dockers® Brand at any time. Should the Company exercise its discretion, there would be no Special Bonus award payable to you under this arrangement.

We expect your continued association with LS&CO. to be mutually beneficial and know that you will continue to have a tremendous positive impact for LS&CO. during this time.

Sincerely,

/s/ Philip A. Marineau

Philip A. Marineau

President and Chief Executive Officer

Levi Strauss & Co.

cc:	Greg Holmes
Personnel Folder

Accepted by:

/s/ Albert F. Moreno

June 15, 2004
Date